NEWS RELEASE

July 18, 2005

For Immediate Release

CENTRUE FINANCIAL CORPORATION

310 South Schuyler Avenue P.O. Box 552 Kankakee, IL 60901-0003	Fax	(815) 937-4440 (815) 937-3674

For more information contact either:

Thomas A. Daiber Chief Executive Officer	James M. Lindstrom Chief Financial Officer

CENTRUE FINANCIAL CORPORATION ANNOUNCES WILLIAM R. BRITT JOINS CENTRUE BANK AS PRESIDENT AND
CHIEF OPERATING OFFICER

Kankakee, Illinois.....(July 18, 2005) Centrue Financial Corporation (Nasdaq:TRUE) today announced that William R. Britt has joined the organization as President and Chief Operating Officer of its Centrue Bank subsidiary.

“We are pleased to have someone of Bill’s experience join the executive management team of Centrue Bank” said Thomas A. Daiber, President and Chief Executive Officer of the Company. Daiber continued, “Bill has thirty five years of banking experience in the Midwest, primarily with regional banks within our Centrue market areas. He knows our markets very well having been born and raised in southwestern Illinois in addition to spending a significant amount of his career managing banks in the central Illinois and western Indiana markets. Bill’s banking and leadership experience will be a valuable asset. He has demonstrated the ability to recruit, develop and motivate employees and will help to further enhance the level of professionalism and success of our dedicated group of employees.”

“Bill’s primary responsibility will be to work with our regional presidents to manage and grow our market share throughout our geographic footprint and improve the efficiency and profitability of the delivery of our banking products and services. He will also be a key participant in strategic planning and leadership decisions including the development of our business plan, objectives, policies and procedures.” Daiber added, “I believe that Centrue has a management depth that few community or regional banks can match. Along with our other Centrue officers, we have assembled a team that we expect to continue to grow our franchise and further enhance shareholder value. We think that Bill will be able to work effectively and supplement our existing management team and continue to emphasize an atmosphere of high integrity, hard work and commitment to our vision and values.”

Mr. Britt most recently served as Wisconsin regional President for Citizens Bank. He previously was a Regional President for Old National Bancorp based in Terre Haute, Indiana, for ten years. He spent the first 25 years of his banking career with Palmer-American National Bank in Danville, Illinois, and was the Chairman, President and CEO when that organization was acquired by Old National in the early 1990’s. He is a graduate of the University of Illinois at Champaign and plans to live with his family in the Fairview Heights, Illinois area.

Centrue Financial Corporation and Centrue Bank are headquartered in Kankakee, Illinois, which is 60 miles south of downtown Chicago. The Bank operates nineteen branches in eight counties ranging from northeast Illinois to the metropolitan St. Louis area. Centrue Bank has total assets of $603 million and 182 employees on a full time equivalent basis. Illinois Community Bank, which was acquired on April 8, 2005 and is headquartered in Effingham, Illinois, has total assets of $31.6 million. Illinois Community Bank is scheduled to be merged into Centrue Bank during the third quarter.

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SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of any future terrorist threats or attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets: (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.